UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                         American Pacific Corporation
                    ------------------------------------
                               (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                   028740108
                             --------------------
                                 (CUSIP Number)


                               December 31, 1999
                              -------------------

           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          [X] Rule 13d-1(b)
                          [ ] Rule 13d-1(c)
                          [ ] Rule 13d-1(d)


<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         ------------------
CUSIP No.  028740108                 13G                     Page 2 of 13 Pages
--------------------                                         ------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Partners Limited Partnership  39-1807188
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>
                                                                         (a)[ ]
    Not Applicable                                                       (b)[ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        886,000
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    886,000
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      886,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      10.46%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IA
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP No.  028740108                  13G                    Page 3 of 13 Pages
--------------------                                         ------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Investment Corporation

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>
                                                                         (a)[ ]
    Not Applicable                                                       (b)[ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        886,000
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    886,000
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      886,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      10.46%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      CO
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP No.  028740108                  13G                    Page 4 of 13 Pages
--------------------                                         ------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Andrew A. Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>
                                                                         (a)[ ]
    Not Applicable                                                       (b)[ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        886,000
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    886,000
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      886,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      10.46%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IN
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP No.  028740108                 13G                     Page 5 of 13 Pages
--------------------                                         ------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Carlene Murphy Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>
                                                                         (a)[ ]
      Not Applicable                                                     (b)[ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        886,000
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    886,000
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      886,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      10.46%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IN
-------------------------------------------------------------------------------

                      <F1>SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    American Pacific Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    3770 Howard Hughes Parkway, Suite 300
                    Las Vegas, NV 89109-0940

Item 2(a)      Name of Person Filing:

                    Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                    Andrew A. Ziegler
                    Carlene Murphy Ziegler
                    (collectively, the "Reporting Persons")

Item 2(b)      Address of Principal Business Office:

                    The Reporting Persons are all located at:

                    1000 North Water Street, #1770
                    Milwaukee, WI 53202

Item 2(c)      Citizenship:

                    Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                    Andrew A. Ziegler and Carlene Murphy Ziegler are
                    U.S. citizens

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    028740108

Item 3         Type of Person:

                    This statement is filed pursuant to Rule 13d-1(b) and Artisan Partners is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Andrew A. Ziegler and Carlene Murphy Ziegler are the officers and principal stockholders of Artisan Corp.

Item 4         Ownership (at December 31, 1999):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                       886,000 shares

               (b)  Percent of class:

                       10.46%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  None

                    (ii)  shared power to vote or to direct the vote:
                          886,000

                    (iii) sole power to dispose or to direct the
                          disposition of: None

                    (iv) shared power to dispose or to direct disposition of: 886,000

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of investment advisory clients of Artisan Partners for the accounts over which Artisan Partners has discretionary authority. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of these persons, to the knowledge of the Reporting Persons, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature
                                  -----------

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 5, 2000


                              ARTISAN INVESTMENT CORPORATION
                                for itself and as general partner of
                                ARTISAN PARTNERS LIMITED PARTNERSHIP


                              By:  /s/ Lawrence A. Totsky
                                   ---------------------------
                                       Lawrence A. Totsky
                                       Chief Financial Officer

                                   Signature
                                  -----------

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 5, 2000

                              ANDREW A. ZIEGLER

                              /s/ Andrew A. Ziegler
                              ------------------------------

                                   Signature
                                  -----------

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 5, 2000


                              CARLENE MURPHY ZIEGLER

                              /s/ Carlene Murphy Ziegler
                              ------------------------------

                                 Exhibit Index
                                 -------------

Exhibit 1 Joint Filing Agreement dated as of January 5, 2000 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler